Exhibit 99.1
NEWS RELEASE Contacts:Gregg Piontek, VP & CFO Newpark Resources, Inc. 281-362-6800
FOR IMMEDIATE RELEASE	Ken Dennard, Managing Partner
Karen Roan, SVP
Dennard Rupp Gray & Lascar, LLC
713-529-6600

NEWPARK RESOURCES REPORTS NET INCOME OF $0.20 PER DILUTED SHARE FOR THE THIRD QUARTER 2012

THE WOODLANDS, TX – October 25, 2012 – Newpark Resources, Inc. (NYSE: NR) today announced results for its third quarter ended September 30, 2012.  Total revenues for the third quarter of 2012 were $259.6 million compared to $245.8 million for the second quarter of 2012 and $261.2 million for the third quarter of 2011.  Net income for the third quarter of 2012 was $18.7 million, or $0.20 per diluted share, compared to $14.5 million, or $0.15 per diluted share, for the second quarter of 2012, and $23.0 million, or $0.23 per diluted share, for the third quarter of 2011.

The third quarter 2012 provision for income taxes was $7.4 million, reflecting an effective tax rate of 28.3%.  The provision included a $1.0 million benefit ($0.01 per diluted share) associated with increased U.S. tax deductions identified for prior years, along with an increase in estimated U.S. tax deductions available for the 2012 fiscal year.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are pleased with our performance in the third quarter, which was achieved despite a softening market in North America.  In particular, the results in our Mats and Integrated Services segment were outstanding, achieving record levels in both revenue and operating income during the quarter.  Operating results in our fluids business also improved sequentially, driven by strengthening in our international operations as all international regions posted sequential improvements in both revenues and operating income.  Meanwhile, not unlike other service companies, our North American fluids business is facing dual headwinds of the declining U.S. rig count and a slow seasonal recovery in Canada.  While our profit improvement initiatives in this business have continued, their impact has been somewhat muted by the North American market conditions.

“In the last few quarters, we have also focused on reducing customer receivables in our U.S. fluids business, and we are pleased to report that receivables in this business declined by $34 million during the third quarter, contributing to a $38 million reduction in long-term debt during the period.

“Looking ahead, we remain focused on introducing differentiating technologies in both our fluids and mats businesses.  To that end, we expect to complete our first Evolution® well outside of North America, and we also anticipate having our spill containment system ready for deployment in the field by the end of the year,” concluded Howes.

SEGMENT RESULTS

The Fluids Systems and Engineering segment generated revenues of $211.5 million in the third quarter of 2012 compared to $202.4 million in the second quarter of 2012 and $216.2 million in the third quarter of 2011.  Segment operating income was $14.8 million (7.0% operating margin) in the third quarter of 2012 compared to $13.5 million in the second quarter of 2012 (6.7% operating margin) and $25.6 million (11.9% operating margin) in the third quarter of 2011.

The Mats and Integrated Services segment generated revenues of $35.1 million in the third quarter of 2012 compared to $30.1 million in the second quarter of 2012 and $30.2 million in the third quarter of 2011.  Segment operating income was $16.0 million (45.6% operating margin) in the third quarter of 2012 compared to $13.1 million in the second quarter of 2012 (43.5% operating margin) and $14.5 million (48.1% operating margin) in the third quarter of 2011.

The Environmental Services segment generated revenues of $13.1 million in the third quarter of 2012 compared to $13.3 million in the second quarter of 2012 and $14.9 million in the third quarter of 2011.  Segment operating income was $3.1 million (23.6% operating margin) in the third quarter of 2012 compared to $3.5 million in the second quarter of 2012 (26.4% operating margin) and $5.0 million (33.4% operating margin) in the third quarter of 2011.

SHARE REPURCHASE PROGRAM

Consistent with its previously-announced program and in accordance with a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, the Company repurchased a total of 1,640,458 outstanding shares of Newpark common stock at an average cost of $6.62 per share during the third quarter.  Combined with purchases completed earlier in the year, the Company has repurchased a total of 5.2 million outstanding shares at an average cost of $6.80 through the end of the third quarter 2012.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss third quarter 2012 results, which will be broadcast live over the Internet, on Friday, October 26, 2012 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time.  To participate in the call, dial 480-629-9692 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com.  For those who cannot listen to the live call, a replay will be available through November 9, 2012 and may be accessed by dialing (303) 590-3030 and using pass code 4567351#.  Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions.  For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2011, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity in the Gulf of Mexico, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, the impact of severe weather, particularly in the U.S. Gulf Coast, and our ability to execute our business strategy and make successful capital investments and business acquisitions.  Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share data)	2012	2012	2011	2012	2011

Revenues	$259,599	$245,756	$261,193	$767,691	$694,666

Cost of revenues	210,276	201,534	201,272	626,712	539,185

Selling, general and administrative expenses	20,878	19,944	20,802	62,135	57,770
Other operating income, net	(311)	(477)	(60)	(802)	(1,012)

Operating income	28,756	24,755	39,179	79,646	98,723

Foreign currency exchange loss	185	461	485	416	340
Interest expense, net	2,416	2,553	2,464	7,337	6,821

Income from operations before income taxes	26,155	21,741	36,230	71,893	91,562
Provision for income taxes	7,413	7,278	13,233	23,054	33,431

Net income	$18,742	$14,463	$22,997	$48,839	$58,131

Income per common share -basic:	$0.22	$0.16	$0.25	$0.55	$0.65
Income per common share -diluted:	$0.20	$0.15	$0.23	$0.50	$0.58

Calculation of Diluted EPS:
Net income	$18,742	$14,463	$22,997	$48,839	$58,131
Assumed conversion of Senior Notes	1,396	1,283	1,236	3,944	3,674
Adjusted net income	$20,138	$15,746	$24,233	$52,783	$61,805

Weighted average number of common shares outstanding-basic	86,423	88,600	90,212	88,491	89,877
Add: Dilutive effect of stock options and
restricted stock awards	695	457	1,025	756	883
Dilutive effect of Senior Notes	15,682	15,682	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	102,800	104,739	106,919	104,929	106,442

Income per common share - diluted	$0.20	$0.15	$0.23	$0.50	$0.58

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2012	2012	2011

Revenues
Fluids systems and engineering	$211,457	$202,388	$216,160
Mats and integrated services	35,067	30,071	30,179
Environmental services	13,075	13,297	14,854
Total revenues	$259,599	$245,756	$261,193

Operating income (loss)
Fluids systems and engineering	$14,798	$13,480	$25,648
Mats and integrated services	15,992	13,075	14,509
Environmental services	3,089	3,514	4,958
Corporate office	(5,123)	(5,314)	(5,936)
Total operating income	$28,756	$24,755	$39,179

Segment operating margin
Fluids systems and engineering	7.0%	6.7%	11.9%
Mats and integrated services	45.6%	43.5%	48.1%
Environmental services	23.6%	26.4%	33.4%

Newpark Resources, Inc.
Consolidated Balance Sheets

(Unaudited)
	September 30,	December 31,
(In thousands, except share data)	2012	2011

ASSETS
Cash and cash equivalents	$35,457	$25,247
Receivables, net	312,040	328,590
Inventories	181,188	175,929
Deferred tax asset	14,438	13,224
Prepaid expenses and other current assets	11,361	10,828
Total current assets	554,484	553,818

Property, plant and equipment, net	247,329	231,055
Goodwill	75,796	71,970
Other intangible assets, net	18,317	20,850
Other assets	8,529	9,144
Total assets	$904,455	$886,837

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$799	$2,232
Accounts payable	95,670	97,168
Accrued liabilities	36,767	47,443
Total current liabilities	133,236	146,843

Long-term debt, less current portion	200,838	189,876
Deferred tax liability	43,501	46,844
Other noncurrent liabilities	13,821	5,428
Total liabilities	391,396	388,991

Common stock, $0.01 par value, 200,000,000 shares authorized and 95,652,486 and 94,497,526 shares issued, respectively	957	945
Paid-in capital	482,886	477,204
Accumulated other comprehensive (loss) income	(3,042)	789
Retained earnings	83,822	34,983
Treasury stock, at cost; 8,035,100 and 2,803,987 shares, respectively	(51,564)	(16,075)
Total stockholders’ equity	513,059	497,846
Total liabilities and stockholders' equity	$904,455	$886,837

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

(Unaudited)	Nine Months Ended September 30,
(In thousands)	2012	2011
Cash flows from operating activities:
Net income	$48,839	$58,131
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	24,406	21,162
Stock-based compensation expense	5,027	3,396
Provision for deferred income taxes	(4,654)	16,363
Net provision for doubtful accounts	1,282	1,165
Loss on sale of assets	512	22
Change in assets and liabilities:
Decrease (increase) in receivables	11,964	(57,603)
Increase in inventories	(6,446)	(27,921)
Increase in other assets	(98)	(5,226)
Increase in accounts payable	2,905	28,893
Decrease in accrued liabilities and other	(3,085)	(3,655)
Net cash provided by operating activities	80,652	34,727

Cash flows from investing activities:
Capital expenditures	(34,858)	(28,136)
Business acquisition, net of cash acquired	-	(26,775)
Proceeds from sale of property, plant and equipment	823	434
Net cash used in investing activities	(34,035)	(54,477)

Cash flows from financing activities:
Borrowings on lines of credit	222,868	5,891
Payments on lines of credit	(213,221)	(5,754)
Proceeds from employee stock plans	1,007	1,768
Purchase of treasury stock	(35,698)	(599)
Post-closing payment for business acquisition	(11,892)	(2,055)
Other financing activities	(48)	(147)
Net cash used in financing activities	(36,984)	(896)

Effect of exchange rate changes on cash	577	538

Net increase (decrease) in cash and cash equivalents	10,210	(20,108)
Cash and cash equivalents at beginning of year	25,247	83,010

Cash and cash equivalents at end of period	$35,457	$62,902

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